Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH

All Outstanding Common Shares and

All Outstanding American Depositary Shares

(each outstanding American Depositary Share representing one Common Share and evidenced by an American Depositary Receipt)

of

Gmarket Inc.

at

U.S. $24.00 Net Per Share

by

eBay KTA (UK) Ltd.

an indirect wholly-owned subsidiary of

eBay Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON MONDAY, JUNE 1, 2009 (WHICH IS 1:00 P.M., SEOUL TIME, ON TUESDAY, JUNE 2, 2009), UNLESS THE OFFER IS EXTENDED.

May 4, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

eBay KTA (UK) Ltd., a company organized under the laws of the United Kingdom (the “Offeror”) and an indirect wholly-owned subsidiary of eBay Inc., a Delaware corporation (“eBay”), is making an offer to purchase all outstanding common shares, par value KRW 100 per share (the “Common Shares”), and American Depositary Shares, each representing one Common Share and evidenced by an American Depositary Receipt issued by Citibank, N.A., as depositary (the “ADSs” and, together with the Common Shares, the “Company Securities”), of Gmarket Inc., a company organized under the laws of the Republic of Korea (the “Company”), for U.S. $24.00 per Company Security (or any other price per Company Security that is paid in the Offer (as defined below)), net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 4, 2009 (which, together with any amendments and supplements thereto, collectively constitute the “Offer to Purchase”), and the related Letters of Transmittal (which, together with any amendments or supplements thereto and the Offer to Purchase, collectively constitute the “Offer”). The Offer is being made pursuant to the Share Allocation and Tender Offer Agreement, dated as of April 16, 2009, by and among the Offeror, eBay and the Company (the “Share Allocation and Tender Offer Agreement”).

For your information and for forwarding to your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase;

2.	GREEN Letter of Transmittal for ADSs, including a Substitute Form W-9 and a Substitute Form W-8BEN, for your use and for the information of your clients;

3.	Notice of Guaranteed Delivery to be used to accept the Offer if the ADSs and all other required documents cannot be delivered to Citibank, N.A., the ADS Depositary (as described in the Offer to Purchase) for the Offer, by the expiration of the Offer or if the procedures for book-entry transfer cannot be completed by such expiration;

4.	A form of letter that may be sent to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

6.	Instructions for Completing Form W-8BEN providing information relating to backup federal income tax withholding for non-U.S. security holders;

7.	A letter to security holders of the Company from Mr. John E. Milburn, Director and Chairman of the Special Committee (as defined below) of the Board of Directors of the Company (the “Company Board”), together with a Solicitation/Recommendation Statement on Schedule 14D-9, dated May 4, 2009, which has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and includes the recommendation of the Company Board that shareholders tender their Company Securities pursuant to the Offer; and

8.	Return envelope addressed to the ADS Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

Certain conditions to the Offer are described in Section 16 of the Offer to Purchase. If any of these conditions is not satisfied at or prior to the scheduled expiration of the Offer, the Offeror (i) will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for Company Securities that are tendered in the Offer, and (ii) may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any Company Securities that are tendered in the Offer. Subject to certain limitations set forth in the Share Allocation and Tender Offer Agreement, eBay or the Offeror may waive any of the conditions to the Offer (other than the Minimum Condition (as defined in the Offer to Purchase)). The Offer is not conditioned upon eBay or the Offeror obtaining financing.

The Company Board and a special committee of independent directors of the Company Board that negotiated the Share Allocation and Tender Offer Agreement on behalf of the Company Board (the “Special Committee”) have unanimously determined that the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby, including the Offer and the issuance and sale of newly issued Common Shares by the Company directly to the Offeror, are in the best interests of the Company and its shareholders. The Company Board, based upon the unanimous recommendation of the Special Committee, has unanimously approved the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby and has unanimously recommended that holders of Company Securities tender their Company Securities in the Offer.

Please note: Korean income tax withholding is applicable to this transaction if ADSs to be tendered were acquired through a conversion of Common Shares into ADSs. You will be asked to certify on behalf of your clients when tendering through DTC that the ADSs were not acquired by a conversion of Common Shares into ADSs and that you have received a trade confirmation(s) or account statement evidencing the same. If you cannot make this certification, your clients may still be able to avoid Korean income tax withholding if certain documentation, as set forth in Section 5 of the Offer to Purchase entitled “Material Tax Consequences to Security Holders,” is submitted to the ADS Depositary. If you submit such documentation, the ADSs must be tendered through The Depository Trust Company (DTC) and the GREEN Letter of Transmittal for ADSs must be physically submitted to the ADS Depositary, together with Korean residency and withholding tax documentation and the Voluntary Offering Instruction (VOI). If the certification is not made or such documentation is not submitted or is incomplete as determined by the Offeror, 11% of the aggregate Offer Price paid to a tendering holder of ADSs will be withheld.

The Offeror will not pay any fees or commissions to any broker, dealer or other person (other than D. F. King & Co., Inc. (the “Information Agent”), the ADS Depositary or the Common Share Depositary (as described in the Offer to Purchase)) for soliciting tenders of Company Securities pursuant to the Offer. However, upon request, the Offeror will reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Offeror will pay all U.S. stock transfer taxes applicable to its purchase of Company Securities pursuant to the Offer, subject to the instructions set forth in the Letters of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone number set forth on the last page of the Offer to Purchase.

Very truly yours,

eBay KTA (UK) Ltd.

eBay Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE OFFEROR, EBAY, THE INFORMATION AGENT, THE ADS DEPOSITARY OR THE COMMON SHARE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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